Exhibit 8.2

October 23, 2020

Canoo Holdings Ltd.

19951 Mariner Avenue

Torrance, CA 90503

Ladies and Gentlemen:

We have acted as counsel to Canoo Holdings Ltd. an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”) in connection with that certain Merger Agreement and Plan of Reorganization, made and entered into as of August 17, 2020 (the “Reorganization Agreement”), by and among the Company, Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”), HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of HCAC (“First Merger Sub”), and HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), pursuant to which (a) First Merger Sub will be merged with and into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of HCAC (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger. This opinion is being delivered in connection with the Registration Statement (File No. 333-248923) of HCAC on Form S-4 filed on October 23, 2020 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms used herein but not defined shall have the meanings set forth in the Reorganization Agreement.

In preparing this opinion, we have examined and relied upon the Registration Statement, including the proxy statement/prospectus, the Reorganization Agreement, and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. We have also assumed that the transactions described in the Reorganization Agreement (including the Merger) have been, are or will be consummated in accordance with the Reorganization Agreement and as described in the Registration Statement.

In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement and the Reorganization Agreement are true, correct and complete in all material respects; that the Merger will be completed in accordance with the Reorganization Agreement and the Registration Statement and none of the terms or conditions contained therein will be waived or modified prior to the Effective Time; that the Reorganization Agreement, the Registration Statement and the representations and covenants contained in officer’s certificates delivered to us by Canoo, HCAC and Merger Subs accurately and completely reflect the facts relating to the Merger; that the representations and covenants contained in officer’s certificates delivered to us by Canoo, HCAC and Merger Subs are true, accurate and complete; that there is no change in applicable law between the date hereof and the Second Effective Time; that any representation in any of the documents referred to herein that is made “to the knowledge” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401
t: (310) 883-6400 f: (310) 883-6500 cooley.com

Canoo Holdings Ltd.

October 23, 2020

Page Two

Our opinion is based on existing provisions of the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or differing interpretation. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not asset a contrary position. In addition, no assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the disclosure contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Redemption and the Business Combination,” we confirm that the disclosure contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Redemption and the Business Combination—U.S. Federal Income Tax Considerations of the Business Combination for Canoo Shareholders,” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to beneficial owners of Canoo capital stock that receive HCAC common stock pursuant to the Merger.

No opinion is expressed as to any matter not discussed herein.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name under the heading “Material U.S. Federal Income Tax Considerations of the Redemption and the Business Combination—U.S. Federal Income Tax Considerations of the Business Combination for Canoo Shareholders” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Cooley LLP

Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401
t: (310) 883-6400 f: (310) 883-6500 cooley.com